UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2005

RUTH’S CHRIS STEAK HOUSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51485	72-1060618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 International Parkway, Suite 100, Heathrow, Florida 32746

(Address of Principal executive offices, including Zip Code)

(407) 333-7440

(Registrant’s telephone number, including area code)

3321 Hessmer Avenue, Metairie, Louisiana 70002

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 of this Form 8-K is hereby incorporated into this Item 1.01.

On September 29, 2005, the Board of Directors (the “Board”) of Ruth’s Chris Steak House, Inc. (the “Company”) approved a form of Employment Agreement to be entered into between the Company and each of Anthony M. Lavely, David L. Cattell, Thomas J. Pennison, Jr. and Thomas E. O’Keefe. This form of Employment Agreement is attached hereto as Exhibit 10.1. In addition, on September 26, 2005, Board authorized the promotion of each of the foregoing officers of the Company to the office set forth opposite their name below. The Board also authorized the increase of the base salaries of each of these officers to $200,000 per fiscal year.

Name	Position
David L. Cattell	Senior Vice President and Chief Development Officer
Thomas J. Pennison, Jr.	Senior Vice President, Chief Financial Officer and Secretary
Thomas E. O’Keefe	Senior Vice President, General Counsel and Assistant Secretary

In addition, on September 29, 2005 the Board (upon the recommendation of the Company’s Compensation Committee) adopted a cash bonus plan (the “Management Bonus Plan”) in which the executive officers of the Company will participate, which sets forth target bonus amounts as a percentage of gross pay, in each case subject to reduction or elimination at the discretion of the Board, or increase upon achievement of certain financial and operational performance goals. This methods used to determine bonuses under the Management Bonus Plan are consistent with the unwritten bonus award system used by the Company in recent fiscal years. The Management Bonus Plan is attached hereto as Exhibit 10.2.

The Board (upon the recommendation of the Compensation Committee) also approved the immediate payment by the Company pursuant to the Management Bonus Plan of a series of one-time bonus awards (the “Awards”) to employees of the Company (including executive officers) who currently hold the following offices or positions, in amounts equal to the percentages of such employees’ base annual salary as of June 30, 2005:

Chief Executive Officer	25%
Executive Vice President	20%
Senior Vice President	17.5%
Vice President	17.5%
Regional Vice President	12.5%
Employee-Level Directors	10%
Managers	7.5%

The employees receiving the Awards are eligible following the end of fiscal 2005, at the discretion of the Board, to receive additional awards pursuant to the Management Bonus Plan, as adjusted to deduct amounts granted pursuant to the Awards.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

On September 27, 2005, the Company entered into a new credit agreement (the “Credit Agreement”) with certain lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., as documentation agent, and JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association as co-lead arrangers and Wachovia Bank, N.A. The Credit Agreement provides for a five-year revolving credit facility (including letters of credit) of up to $55.0 million, up to $5.0 million of which may be funded through swing line loans. The Credit Agreement also provides that the revolving credit facility may be increased by up to $25.0 million at the Company’s request (for a total commitment of $80.0 million.) The Company used the $38.5 million funded at closing under the Credit Agreement to prepay and retire borrowings under its previous credit facility and to pay related fees and expenses.

Borrowings under the new revolving credit facility bear interest at either (1) the sum of the base rate plus a margin based on our consolidated leverage ratio, ranging from 0.0% to 0.250%, or (2) the sum of the Eurodollar rate plus a margin based on our consolidated leverage ratio, ranging from 0.625% to 1.50%. The base rate equals the higher of the prime rate and the overnight federal funds rate plus 0.5%. Our obligations under the Credit Agreement are guaranteed by each of our existing and future subsidiaries and are secured by substantially all of our assets and the capital stock of our subsidiaries.

The Credit Agreement contains various financial covenants, including a maximum ratio of total indebtedness to EBITDA, as defined in the Credit Agreement, a minimum ratio of EBITDA plus certain rental expenses to fixed charges (including consolidated maintenance capital expenditures) and a minimum ratio of EBITDA plus certain rental expenses to fixed charges (including consolidated capital expenses). The Credit Agreement also contains covenants restricting certain corporate actions, including asset dispositions, acquisitions, the payment of dividends, changes of control, the incurrence of indebtedness, providing financing and investments and transactions with affiliates. The Credit Agreement also contains customary events of default.

A copy of the Credit Agreement is filed as Exhibit 10.3 hereto and is incorporated by reference herein. The description of the Credit Agreement above is qualified in its entirety by reference to the full text of the Credit Agreement.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

10.1	Form of Employment Agreement

10.2	Management Bonus Plan

10.3	Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUTH’S CHRIS STEAK HOUSE, INC.

/s/ THOMAS J. PENNISON, JR.
Date: September 30, 2005	Name:	Thomas J. Pennison, Jr.
	Title:	Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Restricted Stock Agreement

10.2	Management Bonus Plan

10.3	Credit Agreement